UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                             Chicopee Bancorp, Inc.
                             ----------------------
                                (Name of Issuer)


                      Common Stock, no par value per share
                      ------------------------------------
                         (Title of Class of Securities)

                                    168565109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2008
                               -------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:


[x]                 Rule 13d-1(b)

[ ]                 Rule 13d-1(c)

[ ]                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 168565109                   13G                      Page 2 of 5 Pages

================================================================================

1        Names of Reporting Persons

                    Chicopee Savings Bank
                    Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      __________

--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    Commonwealth of Massachusetts
--------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                505,878
         With:
--------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      88,017
--------------------------------------------------------------------------------

                          7     Sole Dispositive Power

                                      593,895
--------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    593,895
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row 9

         9.14% of 6,496,753 shares of Common Stock outstanding as of
         December 31, 2008.
--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO. 168565109              13G                           Page 3 of 5 Pages


Item 1
         (a)      Name of Issuer:

                  Chicopee Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  70 Center Street
                  Chicopee, Massachusetts 01013

Item 2
         (a)      Name of Person Filing:

                  Chicopee Savings Bank
                  Employee Stock Ownership Plan Trust
                  Trustee:          First Bankers Trust Services, Inc.
                                    2321 Kochs Lane
                                    Quincy, Illinois 62305-4005

          (b)     Address of Principal Business Office or, if none, Residence:

                  70 Center Street
                  Chicopee, Massachusetts 01013

         (c)      Citizenship:

                  See Page 2, Item 4.

         (d)      Title of Class of Securities:

                  Common Stock, no par value per share

         (e)      CUSIP Number:

                  See Page 1.

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

                      (f) [x] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP NO. 168565109              13G                           Page 4 of 5 Pages

                    (a)  Amount beneficially owned: See Page 2, Item 9.

                    (b)  Percent of class: See Page 2, Item 11.

                    (c)  Number of shares as to which the person has:

                        (i)  Sole power to vote or to direct  the vote:
                             See Page 2, Item 5.

                        (ii) Shared power to vote or to direct the vote:
                             See Page 2, Item 6.

                        (iii) Sole power to dispose or to direct the disposition
                              of: See Page 2, Item 7.

                        (iv) Shared power to dispose or to direct the
                             disposition of: See Page 2, Item 8.

Item 5.           Ownership of Five Percent or Less of a Class.

                  N/A

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  N/A

Item 8.           Identification and Classification of Members of the Group.

                  N/A

Item 9.           Notice of  Dissolution of Group.

                  N/A

Item 10.          Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 168565109                                            Page 5 of 5 Pages




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 26, 2009       CHICOPEE SAVINGS BANK
                             EMPLOYEE STOCK
                             OWNERSHIP PLAN TRUST

                              By: First Bankers Trust Services, Inc., as Trustee


                              /s/ Linda Shultz
                              --------------------
                              Name: Linda Shultz
                              Title:  Trust Officer